EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
USG CORPORATION
(Originally incorporated October 22, 1984)
USG Corporation (the “corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:
FIRST: The corporation’s Board of Directors has duly adopted this Restated Certificate of Incorporation in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.
SECOND: That this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the corporation’s Certificate of Incorporation, as theretofore amended or supplemented or restated, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation
THIRD: That the Certificate of Incorporation of the corporation is hereby integrated and restated to read in its entirety as follows:
ARTICLE FIRST
The name of the corporation is USG Corporation.
ARTICLE SECOND
The corporation’s registered office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle 19801. The name of its registered agent is The Corporation Trust Company.
ARTICLE THIRD
The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
ARTICLE FOURTH
The total number of shares which the corporation shall have authority to issue is 236,000,000, of which 36,000,000 shares of the par value of one dollar each shall be preferred stock and 200,000,000 shares of the par value of $0.10 each shall be common stock.

Shares of the stock of any class of the corporation may be issued by the corporation from time to time for such consideration as may be fixed from time to time by the board of directors thereof, and any and all such shares so issued the full consideration for which shall have been paid or delivered, shall be deemed fully paid and nonassessable stock and not liable to any further call or assessment thereon.
Notwithstanding any other provision of this article FOURTH, (i) the corporation will not issue any nonvoting equity securities, within the meaning of §1123(a)(6) of the United States Bankruptcy Code, 11 U.S.C., or any successor statute thereto and (ii) in the event that the corporation issues any class of equity securities having a preference over another class of equity securities with respect to dividends, the terms of such class of equity securities will include adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends, within the meaning of §l123(a)(6) of the United States Bankruptcy Code, 11 U.S.C., or any successor statute thereto.
A description of the different classes of stock of the corporation and a statement of the designations and the powers, preferences and rights and the qualifications, limitations or restrictions thereof, in respect of each class of said stock are as follows:
Section 1.     Provisions Applicable to Preferred Stock
(a)    The board of directors is expressly authorized at any time and from time to time to provide for the issuance of shares of preferred stock in one or more series with such voting powers full or limited or, subject to the other provisions of this article FOURTH, without voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the board of directors and as are not stated and expressed in the Restated Certificate of Incorporation including (but without limiting the generality thereof) the following:
(i)    The designation of such series.
(ii)    The dividend rate of such series, the conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock and whether such dividends shall be cumulative or non-cumulative.
(iii)    Whether the shares of such series shall be subject to redemption by the corporation and, if made subject to such redemption, the time, prices and other terms and conditions of such redemption.
(iv)    The terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series.
(v)    Whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the corporation, and if provision be made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange.
(vi)     The extent, if any, to which the holders of the shares of such series shall be entitled to vote with respect to the election of directors or otherwise.
(vii)     The restrictions, if any, on the issue or reissue of any additional preferred stock.
(viii)     The rights of the holders of the shares of such series upon the dissolution of, or upon the distribution of, assets of the corporation.
(b)    Except as otherwise required by law and except for such voting powers with respect to the election of directors or other matters as may be stated in paragraph (c) hereof or in the resolutions of the board of directors creating any series of preferred stock, the holders of any such series shall have no voting power whatsoever. Any amendment to the Restated Certificate of Incorporation which shall increase or decrease the authorized stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.
(c)     If at any time dividends in respect of any series of preferred stock shall be in default in an amount equal to or exceeding the dividend thereon for six quarterly periods at the rate fixed therefore, the holders of the outstanding preferred stock of all series, voting separately as a class, each share of preferred stock having one vote, in addition to any other voting right of such stock with respect to election of directors, shall become entitled at the next annual meeting of stockholders and at each annual meeting thereafter until all dividends in default on all series of preferred stock shall have been paid or declared and a sum sufficient for the payment thereof set apart, to elect two directors of the corporation, and the remaining directors of the corporation shall be elected by the holders of stock of the corporation entitled to vote at elections of directors in the absence of such a default in the payment of dividends, including the holders of outstanding preferred stock with voting rights in the election of directors. When all dividends in default on all series of preferred stock shall thereafter be paid or declared and a sum sufficient for the payment thereof set apart, the holders of the outstanding preferred stock shall then be divested of such right to elect two directors of the corporation and at the next annual meeting of stockholders and at each annual meeting thereafter each holder of preferred stock shall again have the same voting rights at the election of directors as such holder would have had but for such default in the payment of dividends, but always subject to the same provisions for the vesting of such right to elect two directors in case of any similar future default in the payment of dividends on any series of preferred stock.
(d)     No holder of shares of preferred stock of the corporation shall be entitled as a matter of right, to any preemptive right to subscribe to any additional issues of stock of the corporation of any class, or any securities convertible into any class of stock of the corporation, except as may otherwise be stated in the resolution of the board of directors creating any series of preferred stock.

Section 2.     Junior Participating Preferred Stock, Series C
There is hereby established a series of preferred stock which shall be designated as Junior Participating Preferred Stock, Series C (the “Series C Preferred Stock”) and shall consist of two million (2,000,000) shares. The voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions are as follows:
A.     Dividends and Distributions.
(1)     Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series C Preferred Stock with respect to dividends, the holders of shares of Series C Preferred Stock, in preference to the holders of Common Stock, $0.10 par value per share, of the corporation (the “common stock”) and of any other junior stock, shall be entitled to receive, when, as and if declared by the board of directors out of funds legally available for the purpose, quarterly dividends payable in cash on the fifteenth day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series C Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of common stock or a subdivision of the outstanding shares of common stock (by reclassification or otherwise), declared on the common stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series C Preferred Stock. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
(2)     The corporation shall declare a dividend or distribution on the Series C Preferred Stock as provided in paragraph (1) of this Section immediately after it declares a dividend or distribution on the common stock (other than a dividend payable in shares of common stock); provided that, in the event no dividend or distribution shall have been declared on the common stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25.00 per share on the Series C Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(3)     Dividends shall begin to accrue and be cumulative on outstanding shares of Series C Preferred Stock from the Quarterly Dividend Payment Dale next preceding the date of issue of such shares of Series C Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series C Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series C Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rats on a share-by-share basis among all such shares at the lime outstanding. The board of directors may fix a record date for the determination of holders of shares of Series C Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.
B.     Voting Rights. The holders of shares of Series C Preferred Stock shall have the following voting rights:
(1)     Subject to the provision for adjustment hereinafter set forth, each share of Series C Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock) into a greater or lesser number of shares of common stock, then in each such case the number of votes per share to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
(2)     Except as otherwise provided herein or by law, the holders of shares of Series C Preferred Stock and the holders of shares of common stock shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.
(3)     Except as set forth herein, holders of Series C Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of common stock as set forth herein) for taking any corporate action.
C.     Certain Restrictions.
(1)     Whenever quarterly dividends or other dividends or distributions payable on the Series C Preferred Stock as provided in Section A are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series C Preferred Stock outstanding shall have been paid in full, the corporation shall not:
(i)     declare or pay dividends on, or make any other distributions on, any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock;
(ii)     declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except dividends paid ratably on the Series C Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;
(iii)     redeem ox purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series C Preferred Stock; or
(iv)     purchase or otherwise acquire for consideration any shares of Series C Preferred Stock, or any shares of stock ranking on a parity with the Series C Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the board of directors) to all holders of such shares upon such terms as the board of directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.
(2)    The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (1) of this Section C, purchase or otherwise acquire such shares at such time and in such manner.
D.     Reacquired Shares. Any shares of Series C Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the board of directors, subject to the conditions and restrictions on issuance set forth therein.
E.     Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series C Preferred Stock unless, prior thereto, the holders of shares of Series C Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series C Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of common stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series C Preferred Stock, except distributions made ratably on the Series C Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock (by reclassification or otherwise than by payment of a dividend in shares of common stock), then in each such case the aggregate amount to which holders of shares of Series C Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
F.     Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series C Preferred Stock then outstanding shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of common stock is changed or exchanged. In the event the corporation shall at any time on or after May 7, 1993 declare or pay any dividend on common stock payable in shares of common stock, or effect a subdivision or combination or consolidation of the outstanding shares of common stock, (by reclassification or otherwise) into a greater or lesser number of shares of common stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series C Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of common stock outstanding immediately after such event and the denominator of which is the number of shares of common stock that were outstanding immediately prior to such event.
G.     No Redemption. The shares of Series C Preferred Stock shall not be redeemable.
H.     Amendment. The Restated Certificate of Incorporation, as amended, of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds of the outstanding shares of Series C Preferred Stock, voting together as a single class.

Section 2.1     Junior Participating Preferred Stock, Series D
Pursuant to the authority granted to and vested in the board of directors in accordance with the provisions of the Certificate of Incorporation, the board of directors created a series of preferred stock designated as Junior Participating Preferred Stock, Series D (the “Series D Preferred Stock”) by filing a Certificate of Designations with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 30, 1998. Further, the board of directors amended such Certificate of Designations by filing an Amendment No. 1 to the Certificate of Designations with the Secretary of State on January 31, 2006. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions of the Series D Preferred Stock are set forth in Appendix A hereto and are incorporated herein by reference.
Section 3.     Provisions Applicable to Common Stock
(a)     After the requirements in respect of dividends upon the preferred stock to the end of the then current quarterly dividend period or periods for the preferred stock shall have been met, the holders of the common stock shall be entitled to receive out of any remaining net profits or net assets of the corporation applicable to dividends, such dividends as may from time to time be declared by the board of directors, and the holders of the common stock shall be entitled to share ratably in any dividends so declared to the exclusion of the holders of the preferred stock.
(b)     In the event of any liquidation or dissolution or winding up of the corporation (whether voluntary or involuntary) after payment in full of the amounts payable in respect of the preferred stock, the holders of the common stock shall be entitled, to the exclusion of the holders of the preferred stock, to share ratably in all the assets of the corporation then remaining.
(c)     Except as otherwise made mandatory by law, each holder of common stock shall be entitled to one vote for each full share of such stock then outstanding and of record in his name on the books of the corporation.
(d)     The holders of common stock shall have no preemptive right to purchase or subscribe for any additional shares of capital stock (or securities convertible into capital stock) which may hereafter be issued or sold by the corporation.
ARTICLE FIFTH
Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may only be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by the holders of 80% of the voting power of all of the stock of the corporation entitled to vote with respect to the subject matter thereof.
ARTICLE SIXTH
(a)    Except as set forth in paragraph (d) of this article SIXTH, the affirmative vote or consent of the holders of 80% of the voting power of all of the stock of this corporation entitled to vote in elections of directors (computed without regard to the additional voting rights referred to in Section 1(c) of article FOURTH) shall be required:
(i)     for a merger or consolidation of this corporation or any subsidiary thereof with or into any other corporation, or
(ii)     for any sale or lease of all or any substantial part of the assets of this corporation or any subsidiary thereof to any other corporation, person or other entity, or
(iii)     for any sale or lease of this corporation or any subsidiary thereof of any assets (except assets having an aggregate fair market value of less than $10,000,000) in exchange for voting securities (or securities convertible into voting securities or options, warrants, or rights to purchase voting securities or securities convertible into voting securities) of this corporation or any subsidiary by any other corporation, person or other entity, if as of the record date for the determination of stockholders entitled to notice thereof and to vote thereon or consent thereto such other entity which is party to such a transaction is the beneficial owner, directly or indirectly of 5% or more in number of shares of the outstanding shares of any class of stock of this corporation entitled to vote in elections of directors.
(b)     For purposes of this article SIXTH, any corporation, person or other entity, shall be deemed to be the beneficial owner of arty shares of stock of this corporation,
(i)     which it owns directly, whether or not of record, or
(ii)     which it has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable, or
(iii)     which are beneficially owned, directly or indirectly (including shares deemed to be owned through application of clause (ii) above), by an “affiliate” or “associate” as those terms are defined herein, or
(iv)     which are beneficially owned, directly or indirectly by any other corporation, person or entity (including any shares which such other corporation, person or entity has the right to acquire pursuant to any agreement or understanding or upon exercise of conversion rights, warrants or options or otherwise, whether or not presently exercisable) with which it or its “affiliate” or “associate” has any agreement or arrangement or understanding for the purpose of acquiring, holding, voting or disposing of stock of this corporation.
For the purposes of this article SIXTH, the outstanding shares of stock of this corporation shall include shares deemed owned through the application of clauses (b)(ii), (iii) and (iv) above, but shall not include any other shares which may be issuable pursuant to any agreement or upon exercise of conversion rights, warrants, options or otherwise.

For the purposes of this article SIXTH, the term “affiliate” shall mean any person that directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such corporation, person or other entity. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, person or other entity, whether through the ownership of voting securities, by contract, or otherwise.
For purposes of this article SIXTH, the term “associate” shall mean (1) any corporation or organization (other than this corporation or a majority-owned subsidiary of this corporation) of which such corporation, person or other entity is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such corporation, person or other entity has a substantial beneficial interest or as to which such corporation, person or other entity serves as a trustee or in a similar fiduciary capacity and (3) any relative or spouse of such person or arty relative of such spouse who has the same home as such person or who is a director or officer of this corporation or any of its subsidiaries.
(c)     The board of directors shall have the power and duty to determine for the purposes of this article SIXTH on the basis of information known to the board of directors of this corporation, whether
(i)     such other corporation, person or other entity beneficially owns more than 5% in number of shares of the outstanding shares of any class of stock of this corporation entitled to vote in elections of directors,
(ii)     a corporation, person or other entity is an “affiliate” or “associate” (as defined in paragraph (b) above) of another, and
(iii)     the assets being acquired by this corporation, or any subsidiary thereof, have an aggregate fair market value of less than $10,000,000.
Any such determination shall be conclusive and binding for all purposes of this article SIXTH.
(d)     The provisions of this article SIXTH shall not apply to any merger or other transaction referred to in this article SIXTH with any corporation, person or other entity if (1) the board of directors of this corporation has approved a memorandum of understanding with such other corporation, person or other entity with respect to such transaction prior to the time that such other corporation, person or other entity shall have become a beneficial owner of more than 5% in number of shares of the outstanding shares of stock of any class of this corporation entitled to vote in elections of directors, or (2) if such transaction is otherwise approved by the board of directors of this corporation, provided that a majority of the members of the board of directors voting for the approval of such transaction were duly elected and acting members of the board of directors prior to the time that such other corporation, person or other entity shall have become a beneficial owner of more than 5% in number of shares of the outstanding shares of stock of any class of this corporation entitled to vote in elections of directors. In addition, the provisions of this article SIXTH shall not apply to any merger or other transaction referred to in this article SIXTH with a subsidiary (which term shall mean a corporation of which a majority of the outstanding shares of stock entitled to vote in elections of directors is owned by this corporation directly, and/or indirectly through one or more other subsidiaries).
ARTICLE SEVENTH
The number of directors of the corporation shall be fixed from time to time by or in the manner provided in the by-laws and may be increased or decreased as therein provided, but the number thereof may not be less than three.
The directors to be elected by the holders of all classes of stock entitled to vote thereon shall be divided into three classes, as nearly equal in number as may be, the term of office of those of the first class to expire at the first annual meeting of stockholders after their election, the term of office of those of the second class to expire at the second annual meeting of stockholders after their election, and the term of office of those of the third class to expire at the third annual meeting of stockholders after their election, At each annual election, directors elected to succeed those whose terms expire shall be elected for a term of office to expire at the third annual meeting of stockholders after their election.
Newly created directorships resulting from any increase in the authorized number of directors and vacancies in the board of directors from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which they shall have been elected expires. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director. The affirmative vote of the holders of two-thirds (2/3) of the voting power of all of the stock of the corporation entitled to vote in the election of directors (computed without regard to the additional voting rights referred to in Section 1(c) of article FOURTH) shall be required to remove a director from office. The stockholders of the corporation are expressly prohibited from cumulating their votes in any election of directors of the corporation. The right provided by Section 1(c) of article FOURTH to elect two directors shall be construed as the right to elect not more than an aggregate of two members of the board of directors (of any class or classes); and, any other provision herein or in the General Corporation Law of the State of Delaware to the contrary notwithstanding, any director elected pursuant to such right may be removed from office without cause but in such case only by the holders of a majority of the voting power of the outstanding preferred stock of all series, voting separately as a class.
The board of directors, by resolution passed by a majority of the whole board, may designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

The by laws of the corporation shall designate the officers of the corporation, which shall include but not necessarily be limited to, a president, a secretary and a treasurer to be elected by the board of directors.
Any officer elected by the board of directors may be removed at any time with or without cause by a majority of the whole board of directors.
The board of directors shall have power to issue bonds, debentures and other obligations, either nonconvertible or convertible into the corporation’s stock, upon such terms, in such manner and under such conditions in conformity with law, as may be fixed by the board of directors prior to the issuance of such bonds, debentures and other obligations.
ARTICLE EIGHTH
Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. Elections of directors need not be by ballot unless the by laws of the corporation shall so provide.
ARTICLE NINTH
By-laws of the corporation may be adopted, amended or repealed by the affirmative vote of a majority of the total number of directors (fixed by, or in the manner provided in, such by-laws as in effect immediately prior to such vote) or by the affirmative vote of the holders of 80% of the voting power of the corporation’s stock outstanding and entitled to vote thereon. Such by-laws may contain any provision for the regulation and management of the affairs of the corporation and the rights or powers of its stockholders, directors or employees not inconsistent with statute or this Restated Certificate of Incorporation.
ARTICLE TENTH
The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding any other provision of this Restated Certificate of Incorporation or the by-laws of this corporation (and in addition to any other vote that may be required by law, this Restated Certificate of Incorporation or the by-laws of this corporation), the affirmative vote of the holders of 80% of the voting power of all stock of this corporation entitled to vote in elections of directors (considered for this purpose as one class and with such voting power computed without regard to the additional voting rights referred to in Section 1(c) of article FOURTH) shall be required to amend, alter, change or repeal article FIFTH, SIXTH, SEVENTH, NINTH, TENTH, ELEVENTH or TWELFTH of this Restated Certificate of Incorporation.

ARTICLE ELEVENTH
No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware and (iv) for any transaction from which a director derived an improper personal benefit.
ARTICLE TWELFTH
Notwithstanding any other provisions of this Restated Certificate of Incorporation, those provisions of the by-laws of the corporation which relate to the Finance Committee shall not, prior to June 22, 1997, be amended or deleted without amendment of this article TWELFTH and those provisions of the by-laws of the corporation which relate to indemnification of directors and officers shall not, prior to June 22, 2003, be amended so as to reduce or prejudice the rights of directors or officers thereunder or be deleted without amendment of this article TWELFTH.
ARTICLE THIRTEENTH
The following provisions provide for certain restrictions on transfers of common stock.
a)    Definitions. As used in this article THIRTEENTH, the following capitalized terms have the following meanings when used herein with initial capital letters (and any references to any portions of Treasury Regulation § 1.382-2T shall include any successor provisions):
(i)    “4.9-percent Transaction” means any Transfer described in clause (1) or (2) of Part (b) of this article THIRTEENTH.
(ii)    “4.9-percent Stockholder” means a Person who owns a Percentage Stock Ownership equal to or exceeding 4.9% of the corporation's then-outstanding Stock, whether directly or indirectly, and including Stock such Person would be deemed to constructively own or which otherwise would be aggregated with shares owned by such Person pursuant to Section 382 of the Code, or any successor provision or replacement provision and the applicable Treasury Regulations and Internal Revenue Service guidance thereunder.
(iii)    “Agent” has the meaning set forth in Part (e) of this article THIRTEENTH.
(iv)    “Board of Directors” or “Board” means the board of directors of the corporation.
(v)    “Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(vi)    “Corporation Security” or “Corporation Securities” means (1) any Stock, (2) shares of preferred stock issued by the corporation (other than Preferred Stock described in Section 1504(a)(4) of the Code), and (3) warrants, rights, or options (including options within the meaning of Treasury Regulation § 1.382-2T(h)(4)(v)) to purchase Securities of the corporation.
(vii)    “Effective Date” means May 9, 2013, the date of filing of the Certificate of Amendment of Restated Certificate of Incorporation of the corporation relating to this article THIRTEENTH with the Secretary of State of the State of Delaware.
(viii)    “Excess Securities” has the meaning given such term in Part (d) of this article THIRTEENTH.
(ix)    “Expiration Date” means the earliest of (1) the close of business on May 31, 2019, (2) the repeal of Section 382 of the Code or any successor statute if the Board of Directors determines that this article THIRTEENTH is no longer necessary or desirable for the preservation of Tax Benefits, (3) the close of business on the first day of a taxable year of the corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward or (4) such date as the Board of Directors shall fix in accordance with Part (l) of this article THIRTEENTH.
(x)    “Investor” means Berkshire Hathaway Inc., a Delaware corporation.
(xi)    “Note Investor” means Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada (“Fairfax”), or a direct or indirect subsidiary of Fairfax in which Fairfax beneficially owns more than 50% of the equity securities (measured by both voting rights and value).
(xii)    “Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Code as determined in accordance with the Treasury Regulation § 1.382-2T(g), (h), (j) and (k) or any successor provision and other pertinent Internal Revenue Service guidance.
(xiii)    “Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulation § 1.382-3(a)(1)(i); and includes any successor (by merger or otherwise) of such entity.
(xiv)    “Prohibited Distributions” means any and all dividends or other distributions paid by the corporation with respect to any Excess Securities received by a Purported Transferee.
(xv)    “Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this article THIRTEENTH.

(xvi)    “Public Group” has the meaning set forth in Treasury Regulation § 1.382-2T(f)(13).
(xvii)    “Purported Transferee” has the meaning set forth in Part (d) of this article THIRTEENTH.
(xviii)    “Restricted Person” means (1) during the Standstill Period (as defined in the Shareholder's Agreement) and so long as the Shareholder's Agreement is in effect, (a) the Investor, (b) any Controlled Affiliate (as defined in the Shareholder's Agreement), and (c) any group that would be deemed to be a “person” by Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended, with respect to Securities of which the Investor or any Person directly or indirectly Controlling or Controlled by (each as defined in the Shareholder's Agreement) the Investor is a member (a “Group”), provided that if it is finally judicially determined by a court of competent jurisdiction that the Investor breached any of the representations, warranties, covenants or other provisions contained in the Shareholder's Agreement (provided, further, that, solely for purposes of this article THIRTEENTH, the Investor shall not be in breach of Section 2(a) of the Shareholder's Agreement by virtue of the circumstances described in clauses (x) and (y) thereof unless and until the Investor, any Controlled Affiliate, or any Group purchases or otherwise becomes (as a result of actions taken by such Persons to increase their Beneficial Ownership (as defined in the Shareholders' Agreement), other than pursuant to Equity Securities (as defined in the Shareholder's Agreement) received by such Persons with respect to Equity Securities then held by such persons, or the exercise or conversion of Equity Securities described in this parenthetical, the Beneficial Owner (as defined in the Shareholder's Agreement) of additional Stock constituting 1% or more of the then-Outstanding Voting Securities (as defined in the Shareholder's Agreement) on a Fully Diluted Basis (as defined in the Shareholder's Agreement)), and such breach has not been cured by the Investor within 30 days following receipt by the Investor of the corporation's written notice of such breach, then the Investor, any Controlled Affiliate and any Group shall immediately and automatically cease to be a Restricted Person as of the close of business on the 30th day following the Investor's receipt of the corporation's written notice of such breach and (2) following the Standstill Period and so long as the Shareholder's Agreement is in effect, (a) the Investor, (b) any Controlled Affiliate, and (c) any Group, provided that the Investor, any Controlled Affiliate and any such Group shall immediately and automatically cease to be a Restricted Person upon the purchase (although such Persons may continue to hold) of additional Equity Securities (other than Equity Securities distributed or issued, directly or indirectly, with respect to Equity Securities then held by such Persons or on the exercise or conversion of any Equity Securities described in this parenthetical) that bring their Beneficial Ownership of Voting Securities (as defined in the Shareholder's Agreement) to greater than 50% of the Voting Securities on a Fully Diluted Basis unless such purchase occurs pursuant to an offer to purchase all outstanding shares of common stock of the corporation, which offer remains open for at least 60 calendar days.

(xix)    “Securities” and “Security” each has the meaning set forth in Part (g) of this article THIRTEENTH.
(xx)    “Shareholder's Agreement” means the Shareholder's Agreement, dated as of January 30, 2006, by and between the corporation and the Investor) as it may be amended from time to time.
(xxi)    “Stock” means any interest that would be treated as “stock” of the corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).
(xxii)    “Stock Ownership” means any direct or indirect ownership of Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect, and constructive ownership determined under the provisions of Section 382 of the Code and the regulations thereunder.
(xxiii)    “Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the corporation or any direct or indirect subsidiary thereof, within the meaning of Section 382 of the Code.
(xxiv)    “Transfer” means, any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person, other than the corporation, that alters the Percentage Stock Ownership of any Person or group. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulation § 1.382-4(d)). For the avoidance of doubt, a Transfer shall not include the creation or grant of an option by the corporation, nor shall a Transfer include the issuance of Stock by the corporation.
(xxv)    “Transferee” means any Person to whom Corporation Securities are Transferred.
(xxvi)    “Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Code, as amended from time to time.
b)    Transfer and Ownership Restrictions. In order to preserve the Tax Benefits, from and after the Effective Date of this article THIRTEENTH any attempted Transfer of Corporation Securities prior to the Expiration Date and any attempted Transfer of Corporation Securities pursuant to an agreement entered into prior to the Expiration Date, shall be prohibited and void ab initio to the extent that, as a result of such Transfer (or any series of Transfers of which such Transfer is a part), either (1) any Person or Persons would become a 4.9-percent Stockholder or (2) the Percentage Stock Ownership in the corporation of any 4.9-percent Stockholder would be increased.

c)    Exceptions.
(i)    Notwithstanding anything to the contrary herein, Transfers to a Public Group (including a new Public Group created under Treasury Regulation § 1.382-2T(j)(3)(i)) shall be permitted.
(ii)    The restrictions set forth in Part (b) of this article THIRTEENTH shall not apply to an attempted Transfer that is a 4.9-percent Transaction if the transferor or the Transferee obtains the written approval of the Board of Directors or a duly authorized committee thereof. As a condition to granting its approval pursuant to this Part (c) of article THIRTEENTH, the Board of Directors, may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the Transfer shall not result in a limitation on the use of the Tax Benefits as a result of the application of Section 382 of the Code; provided that the Board may grant such approval notwithstanding the effect of such approval on the Tax Benefits if it determines that the approval is in the best interests of the corporation. The Board of Directors may grant its approval in whole or in part with respect to such Transfer and may impose any conditions that it deems reasonable and appropriate in connection with such approval, including, without limitation, restrictions on the ability of any Transferee to Transfer Stock acquired through a Transfer. Approvals of the Board of Directors hereunder may be given prospectively or retroactively. The Board of Directors, to the fullest extent permitted by law, may exercise the authority granted by this article THIRTEENTH through duly authorized officers or agents of the corporation. Nothing in this Part (c) of article THIRTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
(iii)    The restrictions set forth in Part (b) of this article THIRTEENTH shall not apply to any Transfer if the Transferee is a Restricted Person.
(iv)    The restrictions set forth in Part (b) of this article THIRTEENTH shall not apply to an acquisition of Stock by the Investor or the Note Investor as a result of the conversion of the 10% Contingent Convertible Senior Notes due 2018 issued pursuant to the Indenture, dated November 1, 2008, between the corporation and Wells Fargo, National Association, as trustee, as supplemented and amended as of the Effective Date and as may be supplemented or amended hereafter.
d)    Excess Securities.
(i)    No employee or agent of the corporation shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a stockholder of the corporation for any purpose whatsoever in respect of the Corporation Securities which are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of stockholders of the corporation, including, without limitation, the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the transferor unless and until the Excess Securities are transferred to the Agent pursuant to Part (e) of this article THIRTEENTH or until an approval is obtained under Part (c) of this article THIRTEENTH. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of Parts (d) or (e) of this article THIRTEENTH shall also be a Prohibited Transfer.
(ii)    The corporation may require as a condition to the registration of the Transfer of any Corporation Securities or the payment of any distribution on any Corporation Securities that the proposed Transferee or payee furnish to the corporation all information reasonably requested by the corporation with respect to its direct or indirect ownership interests in such Corporation Securities. The corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this article THIRTEENTH, including, without limitation, authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person's actual and constructive ownership of Stock and other evidence that a Transfer will not be prohibited by this article THIRTEENTH as a condition to registering any Transfer.
e)    Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the corporation sent within thirty days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee's possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the corporation, the Excess Securities transferred to it in one or more arm's-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent's discretion, such sale or sales would disrupt the market for the Corporation Securities or otherwise would adversely affect the value of the Corporation Securities. If the Purported Transferee has resold the Excess Securities before receiving the corporation's demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Part (f) of this article THIRTEENTH if the Agent rather than the Purported Transferee had resold the Excess Securities.

f)    Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows: (1) first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder; (2) second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or the fair market value at the time of the Transfer, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Transfer) which amount shall be determined at the discretion of the Board of Directors; and (3) third, any remaining amounts shall be paid to one or more organizations qualifying under section 501(c)(3) of the Code (or any comparable successor provision) selected by the Board of Directors. The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any transferor of Excess Securities. The Purported Transferee's sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Part (f) of article THIRTEENTH. In no event shall the proceeds of any sale of Excess Securities pursuant to this Part (f) of article THIRTEENTH inure to the benefit of the corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.
g)    Modification Of Remedies For Certain Indirect Transfers. In the event of any Transfer which does not involve a transfer of securities of the corporation within the meaning of Delaware law (“Securities,” and individually, a “Security”) but which would cause a 4.9-percent Stockholder to violate a restriction on Transfers provided for in this article THIRTEENTH, the application of Parts (e) and (f) of this article THIRTEENTH shall be modified as described in this Part (g) of this article THIRTEENTH. In such case, no such 4.9-percent Stockholder shall be required to dispose of any interest that is not a Security, but such 4.9-percent Stockholder and/or any Person whose ownership of Securities is attributed to such 4.9-percent Stockholder shall be deemed to have disposed of and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such 4.9-percent Stockholder, following such disposition, not to be in violation of this article THIRTEENTH. Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Parts (e) and (f) of this article THIRTEENTH, except that the maximum aggregate amount payable either to such 4.9-percent Stockholder, or to such other Person that was the direct holder of such Excess Securities, in connection with such sale shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Stock shall be paid out of any amounts due such 4.9-percent Stockholder or such other Person. The purpose of this Part (g) of article THIRTEENTH is to extend the restrictions in Parts (b) and (e) of this article THIRTEENTH to situations in which there is a 4.9-percent Transaction without a direct Transfer of Securities, and this Part (g) of article THIRTEENTH, along with the other provisions of this article THIRTEENTH, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

h)    Legal Proceedings; Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within thirty days from the date on which the corporation makes a written demand pursuant to Part (e) of this article THIRTEENTH (whether or not made within the time specified in Part (e) of this article THIRTEENTH), then the corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Part (h) of article THIRTEENTH shall (1) be deemed inconsistent with any Transfer of the Excess Securities provided in this article THIRTEENTH being void ab initio, (2) preclude the corporation in its discretion from immediately bringing legal proceedings without a prior demand or (3) cause any failure of the corporation to act within the time periods set forth in Part (e) of this article THIRTEENTH to constitute a waiver or loss of any right of the corporation under this article THIRTEENTH. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this article THIRTEENTH.
i)    Liability. To the fullest extent permitted by law, any stockholder subject to the provisions of this article THIRTEENTH who knowingly violates the provisions of this article THIRTEENTH and any Persons controlling, controlled by or under common control with such stockholder shall be jointly and severally liable to the corporation for, and shall indemnify and hold the corporation harmless against, any and all damages suffered as a result of such violation, including but not limited to damages resulting from a reduction in, or elimination of, the corporation's ability to utilize its Tax Benefits, and attorneys' and auditors' fees incurred in connection with such violation.
j)    Obligation to Provide Information. As a condition to the registration of the Transfer of any Stock, any Person who is a beneficial, legal or record holder of Stock, and any proposed Transferee and any Person controlling, controlled by or under common control with the proposed Transferee, shall provide such information as the corporation may request from time to time in order to determine compliance with this article THIRTEENTH or the status of the Tax Benefits of the corporation.
k)    Legends. The Board of Directors may require that any certificates issued by the corporation evidencing ownership of shares of Stock that are subject to the restrictions on transfer and ownership contained in this article THIRTEENTH bear the following legend:
“THE RESTATED CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF THE CORPORATION CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.9-

PERCENT STOCKHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION'S AGENT. IN THE EVENT OF A TRANSFER WHICH DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT WHICH WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR THE RECORD OWNER) OF THE SECURITIES WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE 4.9-PERCENT STOCKHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION, CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”
The Board of Directors may also require that any certificates issued by the corporation evidencing ownership of shares of Stock that are subject to conditions imposed by the Board of Directors under Part (c) of this article THIRTEENTH also bear a conspicuous legend referencing the applicable restrictions.
l)    Authority of the Board of Directors.
(i)    The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this article THIRTEENTH, including, without limitation, (1) the identification of 4.9-percent Stockholders, (2) whether a Transfer is a 4.9-percent Transaction or a Prohibited Transfer, (3) the Percentage Stock Ownership in the corporation of any 4.9-percent Stockholder, (4) whether an instrument constitutes a Corporation Security, (5) the amount (or fair market value) due to a Purported Transferee pursuant to Part (f) of this article THIRTEENTH, and (6) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this article THIRTEENTH. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the corporation not inconsistent with the provisions of this article THIRTEENTH for purposes of determining whether any Transfer of Corporation Securities would jeopardize or endanger the corporation's ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this article THIRTEENTH.
(ii)        Nothing contained in this article THIRTEENTH shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation and its stockholders in preserving the Tax Benefits; provided, however, that nothing herein shall be deemed to authorize the Board of Directors to extend the Expiration Date. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (1) accelerate the Expiration Date, (2) modify the ownership interest percentage in the corporation or the Persons or groups covered by this article THIRTEENTH, (3) modify the definitions of any terms set forth in this article THIRTEENTH or (4) modify the terms of this article THIRTEENTH as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such acceleration or modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Stockholders of the corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the corporation shall deem appropriate.
(iii)        In the case of an ambiguity in the application of any of the provisions of this article THIRTEENTH, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this article THIRTEENTH requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this article THIRTEENTH. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the corporation, the Agent, and all other parties for all other purposes of this article THIRTEENTH. The Board of Directors may delegate all or any portion of its duties and powers under this article THIRTEENTH to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by law, may exercise the authority granted by this article THIRTEENTH through duly authorized officers or agents of the corporation. Nothing in this article THIRTEENTH shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.
m)    Reliance. To the fullest extent permitted by law, the corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the corporation and the corporation's legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this article THIRTEENTH. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any stockholder, the corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.
n)    Benefits of This Article THIRTEENTH. Nothing in this article THIRTEENTH shall be construed to give to any Person other than the corporation or the Agent any legal or equitable right, remedy or claim under this article THIRTEENTH. This article THIRTEENTH shall be for the sole and exclusive benefit of the corporation and the Agent.
o)    Severability. The purpose of this article THIRTEENTH is to facilitate the corporation's ability to maintain or preserve its Tax Benefits. If any provision of this article THIRTEENTH or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this article THIRTEENTH.
p)    Waiver. With regard to any power, remedy or right provided herein or otherwise available to the corporation or the Agent under this article THIRTEENTH, (i) no waiver will be effective unless expressly contained in a writing signed by the waiving party; and (ii) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

*       *       *       *       *

IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer, on this 9th day of November, 2017.

USG CORPORATION

By:	/s/ Michelle M. Warner
	Name:	Michelle M. Warner
	Title:	Senior Vice President, General Counsel and Corporate Secretary

Appendix A
CERTIFICATE OF DESIGNATIONS
of
JUNIOR PARTICIPATING PREFERRED STOCK, SERIES D
of
USG CORPORATION
Section 1.     Designation and Amount.
The shares of such series shall be designated as “Junior Participating Preferred Stock, Series D” (the “Series D Preferred Stock”) and the number of shares constituting the Series D Preferred Stock shall be four million (4,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series D Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the corporation convertible into Series D Preferred Stock.
Section 2.     Dividends and Distributions.

(A)
Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series D Preferred Stock with respect to dividends, the holders of shares of Series D Preferred Stock, in preference to the holders of Common Stock, par value $0.10 per share (the “Common Stock”), of the corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series D Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $25 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Preferred Stock. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock on or after April 15, 1998, then in each such case the amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)
The corporation shall declare a dividend or distribution on the Series D Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $25 per share on the Series D Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C)
Dividends shall begin to accrue and be cumulative on outstanding shares of Series D Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series D Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series D Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series D Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3.     Voting Rights. The holders of shares of Series D Preferred Stock shall have the following voting rights:

(A)
Subject to the provision for adjustment hereinafter set forth, each share of Series D Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock on or after April 15, 1998, then in each such case the number of votes per share to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B)
Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series D Preferred Stock and the holders of shares of Common Stock and any other capital stock of the corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the corporation.

(C)
Except as set forth herein, or as otherwise provided by law, holders of Series D Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.     Certain Restrictions.

(A)
Whenever quarterly dividends or other dividends or distributions payable on the Series D Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series D Preferred Stock outstanding shall have been paid in full, the corporation shall not:

(i)
declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock;

(ii)
declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except dividends paid ratably on the Series D Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)
redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock, provided that the corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series D Preferred Stock; or

(iv)
redeem or purchase or otherwise acquire for consideration any shares of Series D Preferred Stock, or any shares of stock ranking on a parity with the Series D Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)
The corporation shall not permit any subsidiary of the corporation to purchase or otherwise acquire for consideration any shares of stock of the corporation unless the corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.     Reacquired Shares. Any shares of Series D Preferred Stock purchased or otherwise acquired by the corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.
Section 6.     Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Preferred Stock unless, prior thereto, the holders of shares of Series D Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series D Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Preferred Stock, except distributions made ratably on the Series D Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock on or after April 15, 1998, then in each such case the aggregate amount to which holders of shares of Series D Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 7.     Consolidation, Merger, etc. In case the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series D Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.
Section 8.     No Redemption. The shares of Series D Preferred Stock shall not be redeemable.
Section 9.     Rank. The Series D Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the corporation’s Preferred Stock.
Section 10.     Amendment. The Restated Certificate of Incorporation, as amended, of the corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series D Preferred Stock, voting together as a single class.